Exhibit 10.2 Line of Credit Note
$25,000,000.00
Date: June 6, 2013

Promise to Pay. On or before June 5, 2018 (the “Maturity Date”), for value received, FREQUENCY ELECTRONICS, INC. (the “Borrower”) promises to pay to JPMorgan Chase Bank, N.A., whose address is 395 North Service Rd., 3rd Floor, Melville, NY 11747 (the “Bank”) or order, in lawful money of the United States of America, the sum of Twenty Five Million and 00/100 Dollars ($25,000,000.00) (the “Note Principal Amount”) or so much thereof as may be advanced and outstanding under Tranche A and Tranche B plus interest thereon as set forth below.

Credit Facility. The Bank has approved a credit facility of even date herewith (the “Credit Facility”) to the Borrower in a principal amount not to exceed the face amount of this Note. The credit facility is in the form of advances made from time to time by the Bank to the Borrower. This Note evidences the Borrower’s obligation to repay those advances. The aggregate principal amount of debt that may be advanced under and evidenced by this Note is the lesser of the (a) the Note Principal Amount or (b) the amount set forth in the Credit Facility as reflected from time to time in the records of the Bank. Until the earliest to occur of the Maturity Date, or an Event of Default, or any event that would constitute an Event of Default but for the giving of notice, the lapse of time or both, the Borrower may borrow, pay down and reborrow under this Note subject to the terms of the Related Documents

Tranche A.  Subject to the satisfaction by the Borrower of the conditions set forth in Section 3 of the Credit Agreement, the Bank shall advance amounts to the Borrower under Tranche A (the “Tranche A Borrowings”), from time to time, in an aggregate amount not exceeding the lesser of (a) (i) the Note Principal Amount, less (ii) the unpaid principal amount under Tranche B, or (b) such lesser amount as set forth in the Credit Facility.

Tranche B. Subject to the satisfaction by the Borrower of the conditions set forth in Section 3 of the Credit Agreement, the Bank shall advance amounts to the Borrower under Tranche B (the “Tranche B Borrowings”), from time to time, in an aggregate amount not exceeding the lesser of (a) Fifteen Million Dollars ($15,000,000.00) or (b) such lesser amount as set forth in the Credit Facility.

Minimum Borrowing Limit.  Advances under either Tranche A or Tranche B must be made in amounts not less than $500,000.00 (the “Minimum Borrowing Limit”) except where the Borrower elects to advance amounts under either Tranche A or Tranche B as an Alternate Rate Borrowing, in which case the minimum borrowing limit shall be $100,000.00 (the “Alternate Borrowing Limit”).

Interest.  Except with respect to any election by the Borrower to pay interest at the Alternate Note Rate, the Borrower hereby agrees to pay interest on the outstanding unpaid principal balance of the Note Principal Amount as follows: (a) interest at a rate equal to the LIBOR Rate plus 0.75% (the “Tranche A Note Rate”) on the unpaid principal balance of Tranche A Borrowings, and (b)  interest at a rate equal to the LIBOR Rate plus 1.75% (the “Tranche B Note Rate”) on the unpaid principal balance of Tranche B Borrowings.  Interest shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

Alternate Note Rate.  The Borrower may elect to pay interest at the CB Floating Rate (the “Alternate Note Rate”) on any advance requested under either Tranche A or Tranche B until such time as such advances are paid in full by the Borrower (the “Alternate Rate Borrowing”).  The Alternate Borrowing Limit, not the Minimum Borrowing Limit, shall apply to any advances made as an Alternate Rate Borrowing.

Default Rate.  The Tranche A Note Rate, the Tranche B Note Rate and the Alternate Note Rate shall be increased by 2.00% Per Annum, at the Bank’s option, upon the occurrence of any default under this Note, whether or not the Bank elects to accelerate the maturity of this Note, from the date such increased rate is imposed by the Bank.

In no event shall the interest rate exceed the maximum rate allowed by law. Any interest payment that would for any reason be unlawful under applicable law shall be applied to principal.

Interest will be computed on the unpaid principal balance from the date of each borrowing.

The Borrower will make monthly interest payments on Tranche A and Tranche B with the initial interest payment due and payable on June 30, 2013 and, thereafter, on the last day of each succeeding calendar month until all amounts due hereunder are paid in full.

The Borrower shall make all payments on this Note and the other Related Documents, without setoff, deduction, or counterclaim, to the Bank at the Bank’s address above or at such other place as the Bank may designate in writing. If any payment of principal or interest on this Note shall become due on a day that is not a Business Day, the payment will be made on the next succeeding Business Day. Payments shall be allocated among principal, interest and fees as directed by Borrower unless otherwise required by applicable law, except upon the occurrence of and during the continuance of an Event of Default, in which case payment shall be allocated among principal, interest and fees at the discretion of the Bank. Acceptance by the Bank of any payment that is less than the payment due at that time shall not constitute a waiver of the Bank’s right to receive payment in full at that time or any other time.

Interest Rate Definitions. As used in this Note, the following terms have the following meanings:

1.
“Adjusted One Month LIBOR Rate” means, for any day, the sum of (i) 2.50% Per Annum plus (ii) the quotient of (a) the interest rate determined by the Bank by reference to the Page to be the rate at approximately 11:00 a.m. London time, on such date or, if such date is not a Business Day, on the immediately preceding Business Day for dollar deposits with a maturity equal to one (1) month, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to dollar deposits in the London interbank market with a maturity equal to one (1) month.

2.
“Business Day” means (i) with respect to the Adjusted One Month LIBOR Rate, a day (other than a Saturday or Sunday) on which banks generally are open in New York for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day other than a Saturday, Sunday or any other day on which national banking associations are authorized to be closed.

3.
“CB Floating Rate” means the Prime Rate; provided that the CB Floating Rate shall, on any day, not be less than the Adjusted One Month LIBOR Rate. The CB Floating Rate is a variable rate and any change in the CB Floating Rate due to any change in the Prime Rate or the Adjusted One Month LIBOR Rate is effective from and including the effective date of such change in the Prime Rate or the Adjusted One Month LIBOR Rate, respectively.

4.
“Interest Period” means, a period of one (1), two (2) or three (3) month(s) commencing on a Business Day selected by the Borrower pursuant to this Note. Such Interest Period shall end on the day which corresponds numerically to such date one (1), two (2) or three (3) month(s) thereafter, as applicable, provided, however, that if there is no such numerically corresponding day in such first, second or third succeeding month(s), as applicable, such Interest Period shall end on the last Business Day of such first, second or third succeeding month(s), as applicable. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day

5.
“LIBOR Rate” means, for any Interest Period, the interest rate determined by the Bank by reference to the Page at approximately 11:00 a.m. London time, two Business Days prior to the commencement of the Interest Period for dollar deposits with a maturity equal to such Interest Period. If no LIBOR Rate is available to the Bank, the applicable LIBOR Rate for the relevant Interest Period shall instead be the rate determined by the Bank to be the rate at which the Bank offers to place U.S. dollar deposits having a maturity equal to such Interest Period with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

6.
“Page” means Reuters Screen LIBOR01, formerly known as Page 3750 of the Moneyline Telerate Service (together with any successor or substitute, the “Service”) or any successor or substitute page of the Service providing rate quotations comparable to those currently provided on such page of the Service, as determined by the Bank from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market.

7.
“Prime Rate” means the rate of interest Per Annum announced from time to time by the Bank as its prime rate. The Prime Rate is a variable rate and each change in the Prime Rate is effective from and including the date the change is announced as being effective. THE PRIME RATE IS A REFERENCE RATE AND MAY NOT BE THE BANK’S LOWEST RATE.

8.
“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

9.	“Reserve Requirement” means the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D.

Authorization for Direct Payments (ACH Debits). To effectuate any payment due under this Note or under any other Related Documents, the Borrower hereby authorizes the Bank to initiate debit entries to Account Number 202659306 maintained by the Borrower at the Bank (or such other account numbers maintained by the Borrower with the Bank as reasonably agreed to by the Bank) and to debit the same to such account. This authorization to initiate debit entries shall remain in full force and effect until the Liabilities have been paid in full.  The Borrower represents that the Borrower is and will be the owner of all funds in such account. The Borrower acknowledges: (1) that such debit entries may cause an overdraft of such account which may result in the Bank’s refusal to honor items drawn on such account until adequate deposits are made to such account; (2) that the Bank is under no duty or obligation to initiate any debit entry for any purpose; and (3) that if a debit is not made because the above-referenced account does not have a sufficient available balance, or otherwise, the payment may be late or past due.

Late Fee. Any principal or interest which is not paid within 10 days after its due date (whether as stated, by acceleration or otherwise) shall be subject to a late payment charge of five percent (5.00%) of the total payment due, in addition to the payment of interest, up to the maximum amount of One Thousand Five Hundred and 00/100 Dollars ($1,500.00) per late charge. The Borrower agrees to pay and stipulates that five percent (5.00%) of the total payment due is a reasonable amount for a late payment charge. The Borrower shall pay the late payment charge upon demand by the Bank or, if billed, within the time specified.

Purpose of Loan. The Borrower acknowledges and agrees that this Note evidences a loan for a business, commercial, agricultural or similar commercial enterprise purpose, and that no advance shall be used for any personal, family or household purpose. The proceeds of the loan shall be used by the Borrower only for working capital and to finance acquisitions..

Inability to Determine Interest Rate. With respect to any Alternate Rate Borrowing, if the Bank determines on any day that quotations of interest rates for the relevant deposits referred to in the definition of Adjusted One Month LIBOR Rate are not being provided for purposes of determining the interest rate on any advance on any day, then each advance evidenced by this Note shall bear interest at the Prime Rate until the Bank determines that quotations of interest rates for the relevant deposits referred to in the definition of Adjusted One Month LIBOR Rate are being provided.

Per Annum. In this Note the term “Per Annum” means for a year deemed to be comprised of 360 days.

Miscellaneous. This Note binds the Borrower and its successors, and benefits the Bank, its successors and assigns. Any reference to the Bank includes any holder of this Note. This Note is subject to that certain Credit Agreement by and between the Borrower and the Bank, dated June 6, 2013, and all amendments, restatements and replacements thereof (the “Credit Agreement”) to which reference is hereby made for a more complete statement of the terms and conditions under which the loan evidenced hereby is made and is to be repaid. The terms and provisions of the Credit Agreement are hereby incorporated and made a part hereof by this reference thereto with the same force and effect as if set forth at length herein. No reference to the Credit Agreement and no provisions of this Note or the Credit Agreement shall alter or impair the absolute and unconditional obligation of the Borrower to pay the principal and interest on this Note as herein prescribed. Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. If any one or more of the obligations of the Borrower under this Note or any provision hereof is held to be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Borrower and the remaining provisions shall not in any way be affected or impaired; and the invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of such obligations or provisions in any other jurisdiction. Time is of the essence under this Note and in the performance of every term, covenant and obligation contained herein.

Borrower:
Address:	55 Charles Lindbergh Boulevard Uniondale, NY 11553	FREQUENCY ELECTRONICS, INC.
		By:	/s/ Alan Miller
			Alan Miller,	Secretary/Treasurer and CFO
			Printed Name	Title
		Date Signed:	June 6, 2013

Outside Counsel Prepared